SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                SCHEDULE 13G
                               (Rule 13d-102)


          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                         PURSUANT TO RULE 13d-2(b)

                       (Amendment No.____________)(1)


                         Regent Communications Inc.
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                              (Name of Issuer)


                                   Common
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                       (Title of Class of Securities)


                                 758865109
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                               (CUSIP Number)



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          (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [_]  Rule 13d-1(d)


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(1)  The  remainder  of this  cover  page  shall be filled  out for a  reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 758865109                  13G


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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Mesirow Financial Holdings, Inc.

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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

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3.   SEC USE ONLY



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4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                                        Delaware
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                5.   SOLE VOTING POWER
  NUMBER OF                                1,818,181 /1/
  SHARES
  BENEFICIALLY -----------------------------------------------------------------
  OWNED BY      6.   SHARED VOTING POWER
  EACH
  REPORTING                                0
  PERSON       -----------------------------------------------------------------
  WITH          7.   SOLE DISPOSITIVE POWER

                                        1,818,181 /1/
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                                          0
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                        1,818,181
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                5.3%
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12.  TYPE OF REPORTING PERSON*


                     CO
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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/1/     Indirectly held through Mesirow Capital Partners VII

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


CUSIP No. 758865109                  13G


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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Mesirow Capital Partners VII
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

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3.   SEC USE ONLY



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4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                                        Illinois
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               5.   SOLE VOTING POWER
  NUMBER OF                                1,818,181
  SHARES
  BENEFICIALLY -----------------------------------------------------------------
  OWNED BY     6.   SHARED VOTING POWER
  EACH
  REPORTING                                 0
  PERSON       -----------------------------------------------------------------
  WITH         7.   SOLE DISPOSITIVE POWER

                                        1,818,181
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                                           0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                        1,818,181
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                5.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*


                     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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

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Item 1(a).  Name of Issuer:  Regent Communications Inc.



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Item 1(b).  Address of Issuer's Principal Executive Offices:
            50 East RiverCenter Boulevard Suite 180
            Covington, Kentucky  41011
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Item 2
    (a). Name of Person Filing: The shares reported herein are held by Mesirow Capital Partners VII. This filing is also made on behalf of Mesirow Financial Holdings, Inc., which is the ultimate parent corporation of Mesirow Financial Services, Inc., which is the corporate General Partner of Mesirow Capital Partners VII.

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Item 2(b).  Address of Principal Business Office, or if None, Residence:
            350 North Clark Street, Chicago, Illinois  60610.

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Item 2(c).  Citizenship:  Mesirow Financial Holdings, Inc. is a Delaware
            corporation. Mesirow Capital Partners VII is an Illinois limited partnership.

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Item 2(d).  Title of Class of Securities:  Common

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Item 2(e).  CUSIP Number:  758865109

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Item 3.     If This Statement  is Filed  Pursuant to  Rule 13d-1(b), or 13d-2(b)
            or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.758865109                   13G


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:                            1,818,181

     (b)  Percent of class:                                        5.3%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote        1,818,181


          (ii)  Shared power to vote or to direct the vote           0


          (iii) Sole power to dispose or to direct the
                disposition of                                   1,818,181



          (iv)  Shared power to dispose or to direct the
                disposition of                                        0




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Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]
Instruction:  Dissolution of a group requires a response to this item.


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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities, a statement to that effect should be included in response to this item and if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

To the best of our knowledge, we are unaware of any other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

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
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Item 7.  Identification and  Classification of the Subsidiary Which Acquired the
         Security Being Reported on by the Parent Holding Company or Control Person.


If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)
(ii)(G), so indicate under item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

See Exhibit B attached
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Item 8.  Identification  and  Classification  of Members of the Group.

If a group has filed this schedule pursuant to section 240-13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to section 240-13d-1(c) or section 240-13d-1(d), attach an exhibit stating the identity of each member of the group.

The attached Exhibit A states the identity of each member of the group filing this Schedule 13G.

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Item 9.  Notice of Dissolution of Group.


Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5 Not applicable.

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Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.






Dated:  February 13, 2001





                               MESIROW FINANCIAL HOLDINGS, INC.




                               BY:  /s/ A. Brad Busscher
                                    --------------------------------------------
                                        A. Brad Busscher
                                        Managing Director and Secretary


                               MESIROW CAPITAL PARTNERS VII

                               BY:  Mesirow Financial Services, Inc.
                                    Its General Partner



                               By:  /s/ A. Brad Busscher
                                    --------------------------------------------
                                        A. Brad Busscher
                                        Managing Director and Secretary



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                EXHIBIT A

        The undersigned, MESIROW FINANCIAL HOLDINGS, INC., a Delaware corporation and MESIROW CAPITAL PARTNERS VII, an Illinois limited partnership hereby agree that this 13G to which this Agreement is attached as an exhibit is filed on behalf of each of them.

Dated:  February 13, 2001





                               MESIROW FINANCIAL HOLDINGS, INC.




                               BY:  /s/ A. Brad Busscher
                                    --------------------------------------------
                                        A. Brad Busscher
                                        Managing Director and Secretary


                               MESIROW CAPITAL PARTNERS VII

                               BY:  Mesirow Financial Services, Inc.
                                    Its General Partner



                               By:  /s/ A. Brad Busscher
                                    --------------------------------------------
                                        A. Brad Busscher
                                        Managing Director and Secretary

                                 EXHIBIT B

         Identification of the Subsidiary to which this filing relates is Mesirow Financial Services, Inc. as further described in response to Item 2(a)